Exhibit 10.19

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of December 13, 2017, is made by and between BGC PARTNERS, INC., a Delaware corporation (“BGC”), and NEWMARK GROUP, INC., a Delaware corporation (“Newmark”). Each of BGC and Newmark is referred to herein as a “Party” and together, the “Parties”.

RECITALS

WHEREAS, each Party and its subsidiaries may require the availability of certain loan facilities for the operation of their respective businesses at times, and have requested that the other Party make, or cause its subsidiaries to make, certain loan facilities available to such Party or its subsidiaries from time to time; and

WHEREAS, each Party may provide, or cause its subsidiaries to provide, the other Party or its subsidiaries with such loan facilities on the terms and conditions hereafter provided;

NOW, THEREFORE, in order to induce the other Party to make, or cause its subsidiaries to make, the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, each Party hereby agrees as follows:

1. DEFINED TERMS. When used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Revolving Credit Agreement, as it may be amended or modified and in effect from time to time.

“Applicable Rate” shall mean, for any Rate Period, (i) the higher of BGC’s or Newmark’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%) or (ii) such other interest rate as may be mutually agreed between the Borrower and the Lender with respect to one or more Revolving Credit Loans. The Applicable Rate for each Rate Period shall be determined by the Lender in accordance herewith, and the Lender shall advise the Borrower of such determination.

“Borrower” means, with respect to each Loan, the Party or its applicable subsidiary borrowing the money.

“Business Day” means with respect to any borrowing or payment, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Default” or “Event of Default” shall have the meaning assigned to such terms in Section 6 hereof.

“Effective Date” means the date hereof.

“Lender” means, with respect to each Loan, the Party or its applicable subsidiary lending the money.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any amount(s) borrowed by a Borrower from a Lender pursuant to this Agreement.

“Loan Documents” means this Agreement, any Note(s), and all other documents, agreements or instruments executed or delivered in connection with any of the foregoing.

“Material Adverse Effect” means any set of circumstances or events that (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of any provision of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the applicable Borrower and its subsidiaries, (c) materially impairs or could reasonably be expected to materially impair the ability of the applicable Borrower to perform its obligations hereunder or under any other Loan Document, or (d) materially impairs or could reasonably be expected to materially impair the ability of the applicable Lender to enforce any of its legal remedies pursuant to this Agreement or any other Loan Document.

“Note” shall have the meaning assigned to such term in Section 2.1(c).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the applicable outstanding Loans and all other obligations, interest, fees, charges and expenses of the applicable Borrower to the applicable Lender arising under or in connection with the Loan Documents.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Rate Period” shall mean each of the applicable periods based on the Applicable Rate determined by the applicable Lender in accordance herewith, which such Lender shall advise to the Borrower.

“Reset Date” shall mean the first day of each Rate Period.

“Revolving Credit Facilities” means the revolving credit facilities established pursuant to this Agreement.

“Revolving Credit Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Revolving Credit Maturity Date” means the earliest to occur of (a) the first anniversary of the date of this Agreement, after which the Revolving Credit Maturity Date will continue to be extended for successive one year periods unless prior written notice of non-extension is given by a Lender to the Borrower at least six (6) months in advance of such renewal date, (b) the termination of the Revolving Credit Facilities and (c) the spinoff of Newmark from BGC such that Newmark will no longer be a subsidiary of BGC at such time.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the express context otherwise requires: (a) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” ; (b) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (d) the word “or” shall be disjunctive but not exclusive; (e) the word “affiliate” shall include all current and future affiliates and (f) the phrase “subsidiary of a Party” and any similar phrase when used with respect to BGC shall not include Newmark or any of its subsidiaries.

2. LOAN FACILITY.

2.1 REVOLVING CREDIT LOANS.

(a)	Revolving Loans; Maturity. Subject to satisfaction of the conditions set forth in Section 3 hereof, a Lender may, on the terms and conditions set forth in this Agreement and to the extent such Lender has sufficient cash available in its sole discretion, make loans and advances (each, a “Revolving Credit Loan”) to the Borrower at such Borrower’s request from time to time starting on the Effective Date and ending on the Revolving Credit Maturity Date. Each Revolving Credit Loan together with all accrued but unpaid interest thereon shall be due and payable on such date prior to the Revolving Credit Maturity Date as may be mutually agreed between the Borrower and the Lender with respect to such Revolving Credit Loan. If no due date is specified, then each Borrower shall repay the aggregate outstanding principal amount of each Revolving Credit Loan together with all accrued but unpaid interest thereon and all other amounts owing under this Agreement or the other Loan Documents in full on the Revolving Credit Maturity Date.

(b)	Method of Borrowing Revolving Credit Loans. A Borrower shall give notice to the applicable Lender of the requested principal amount of each Revolving Credit Loan by no later than 10:00 a.m., New York time, at least three (3) Business Days prior to the date of the proposed Revolving Credit Loan (which shall also be a Business Day), or such shorter period as such Lender may agree. Each Revolving Credit Loan shall comply with all of the provisions of this Agreement. If the applicable Lender is willing, in its discretion, to make the requested Revolving Credit Loan, then subject to satisfaction of the conditions set forth in Section 3 hereof, the applicable Lender shall advance the requested amount to the Borrower in immediately available funds as directed by such Borrower and shall notify the Borrower of the Applicable Rate and the applicable Rate Period for such Revolving Credit Loan.

(c)	Evidence of Debt. The Revolving Credit Loans made by a Lender shall be evidenced by one or more accounts or records maintained by such Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by such Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of a Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of a Lender, the applicable Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit A (a “Note”). The Lender may attach schedules to its Note or Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.2 INTEREST.

(a)	Interest Rates. Interest shall accrue on each Revolving Credit Loan at a rate per annum for each Rate Period equal to the Applicable Rate for such Rate Period, payable monthly in arrears in immediately available funds beginning on the last day of each month during which such Revolving Credit Loan is outstanding and on the Revolving Credit Maturity Date.

From and after the Revolving Credit Maturity Date, or during the continuance of an Event of Default with respect to a Borrower, amounts payable under the all Revolving Credit Loans owed by such Borrower shall bear interest at an annual rate of the Applicable Rate plus 200 basis points (2.00%) until the payment of all such amounts has been made (and before as well as after judgment). Such additional interest will be payable on demand of the Lender.

(b)	Interest Basis. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to noon, New York time, at the place of payment. If any payment of principal of or interest on a Loan shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.3 METHOD OF PAYMENT. All payments of principal and interest hereunder shall be made on the date when due in immediately available funds in United States dollars to the applicable Lender at such Lender’s address specified in Section 8.8 or as otherwise directed by such Lender.

2.4 PREPAYMENTS. Subject to the requirements of this Section 2.4, each Borrower shall have the right from time to time, on any Business Day, to prepay any Loan in whole or in part. All prepayments shall be accompanied by accrued interest on the amount prepaid plus any cost incurred by the applicable Lender as a result of such prepayment.

3. CONDITIONS PRECEDENT

3.1 CONDITIONS TO CLOSING AND FIRST LOAN. A Party shall not be required to make any Loans under this Agreement unless each Party shall have duly executed and delivered to the other Party this Agreement.

3.2 CONDITIONS TO ALL BORROWINGS. The obligations of a Party (and of any subsidiary of a Party which become a Lender) to make any Loan shall also be subject to the following conditions precedent that shall be satisfied on the date such Loan is made and after giving effect thereto:

(a)	each of the representations and warranties of the other Party and the applicable Borrower contained in this Agreement, the Loan Documents or in any other document or instrument delivered pursuant to this Agreement shall be true and correct as of the date as of which they were made and shall also be true and correct as of the date such Loan is made;

(b)	the other Party and the Borrower shall have complied with all other requirements under this Agreement and the other Loan Documents; and

(c)	At the time of, and immediately after giving effect to, such Loan, no Default or Event of Default with respect to such Borrower shall have occurred and be continuing, and no set of events or circumstances shall exist as would constitute a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES. Each Party (as Borrower or parent of a Borrower) and each subsidiary of a Party which becomes a Borrower, represents and warrants to the other Party (as Lender) that on the date hereof, and on the date that each and every Loan is made to such Person after the date hereof:

4.1 NON-CONTRAVENTION. The execution and delivery by such Party (and, if applicable, the deemed joinder by any such subsidiary) of this Agreement, the other Loan Documents to which it is a party, and the performance by such Borrower of its obligations hereunder and thereunder: (i) are not in contravention of any provision of such Borrower’s organizational documents; (ii) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (iii) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party or such Borrower is a party or by which such Party or such Borrower or any of such Party’s or such Borrower’s property is bound; (iv) will not result in the creation or imposition of any Lien upon any of the property of such Party or such Borrower other than those in favor of the applicable Lender; and (v) do not require the consent or approval of any governmental body, agency, authority or any other Person except such consents as have been obtained, except, in the case of each of (ii), (iii), (iv) and (v), for any violation or conflict which could not reasonably be expected to have a Material Adverse Effect.

4.2 ENFORCEABLE OBLIGATIONS. This Agreement and the other Loan Documents to which such Party is a party have been duly and validly executed by such Party (or deemed executed in the case of a subsidiary Borrower) and constitute the legal, valid, and binding obligations of such Party or such Borrower, as the case may be, enforceable against such Person in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors.

5. AFFIRMATIVE COVENANTS. During the term of this Agreement, unless the other Party (as Lender and on behalf of its subsidiaries which are Lenders) shall otherwise consent in writing and while any Loans remain outstanding to a Party or any of its subsidiaries as Borrower under this Agreement or any Loan Document:

5.1 CORPORATE EXISTENCE, ETC. Such Party shall (and shall cause each of its subsidiaries which is a Borrower to) maintain its corporate existence, business and assets, keep its business and assets adequately insured, continue to engage in the same lines of business, and maintain all of its assets and properties in good repair and working order, unless, in each case, such failure could not reasonably be expected to have a Material Adverse Effect.

5.2 TAXES. Such Party will (and will cause each of its subsidiaries which is a Borrower to) pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, old age benefit, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any Lien or charge from attaching to its property, and will furnish the other Party upon request, receipts, or other evidence that deposits or payments have been made, unless, in each case, such failure could not reasonably be expected to have a Material Adverse Effect.

5.3 COMPLIANCE WITH LAWS. Such Party shall (and shall cause each of its subsidiaries which is a Borrower to)comply with the requirements of all laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, unless, in each case, such failure could not reasonably be expected to have a Material Adverse Effect.

6. DEFAULTS. The occurrence of any one or more of the following events shall constitute a “Default” or an “Event of Default”:

6.1 FAILURE TO PAY. A Borrower shall fail to pay any principal, interest or any other amount payable under this Agreement or any other Loan Document when and as the same becomes due and payable.

6.2 INCORRECTNESS OF ANY REPRESENTATION OR WARRANTY. A Lender determines that any representation or warranty made or deemed made in this Agreement or in any other Loan Document, by or on behalf of the applicable Borrower to such Lender shall have been false or misleading in any material respect when made or deemed made.

6.3 FAILURE TO OBSERVE OR PERFORM COVENANTS, CONDITIONS OR AGREEMENTS. A Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5 of this Agreement.

6.4 BANKRUPTCY, ET AL. A Borrower shall (i) have an order for relief entered with respect to it under the U.S. or foreign bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, acquiesce in, or have appointed for it or any substantial portion of its property a receiver, custodian, trustee, examiner, liquidator or similar official for it, (iv) institute any proceeding seeking an order for relief under the U.S. or foreign bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 6.4.

6.5 FAILURE OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. This Agreement or any of the other Loan Documents shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof.

7. ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES.

7.1 ACCELERATION. If any Event of Default occurs (other than in the case of an event of the type described in Section 6.4 above) and at any time thereafter during the continuance of such Event of Default, (a) either BGC or Newmark may give notice to the other Party that it is terminating the Revolving Credit Facilities, and thereupon the Revolving Credit Facilities shall terminate immediately and/or (b) the applicable Lender may declare the Obligations to be due and payable, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the applicable Borrower hereby expressly waives; and in case of any event with respect to a Borrower described in Section 6.4, the Revolving Credit Facilities shall automatically terminate and the Obligations of such Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by such Borrower.

7.2 PRESERVATION OF RIGHTS; NO ADVERSE IMPACT; WAIVERS; AND AMENDMENTS. No delay or omission of the exercise of any right under this Agreement or any of the Loan Documents shall impair such right or be construed to be a waiver or an acquiescence therein. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents, whatsoever, shall be valid unless in writing signed by the applicable Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents, or by law afforded, shall be cumulative.

7.3 REMEDIES. Upon the occurrence and during the continuance of an Event of Default or upon the occurrence of the Revolving Credit Maturity Date, the applicable Lender (i) may proceed to protect and enforce such Lender’s rights by suit in equity, action of law and/or other appropriate proceeding either for specific performance of any covenant or condition contained in this Agreement, any Loan Document or in any instrument or document delivered to such Lender pursuant hereto, or in the exercise of any rights, remedies or powers granted in this Agreement, any Loan Document and/or any such instrument or document, and (ii) may proceed to declare the obligations under this Agreement or any Loan Document to be due and payable pursuant to Section 7.1 hereof and such Lender may proceed to enforce payment of such documents as provided herein, or in any Loan Document.

8. GENERAL PROVISIONS.

8.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of a Party contained in this Agreement shall survive delivery of this Agreement, any Note and the other Loan Documents, and the making of the Loans herein contemplated.

8.2 ENTIRE AGREEMENT; AMENDMENTS; INVALIDITY. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the Parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein. None of the terms of this Agreement or any of the other Loan Documents may be amended or otherwise modified except by an instrument executed by each of the Parties. If any term of this Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement and the other Loan Documents shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Section headings in this Agreement and the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement or any of the other Loan Documents.

8.3 INDEMNITY. Each Borrower shall indemnify the Lender and its directors, officers, employees, affiliates and agents (collectively, “Indemnified Persons”) against, and agrees to hold each such Indemnified Person harmless from, any and all losses, claims, damages and liabilities, including claims brought by any officer, director, member or manager or former officer, director or member or manager of such Borrower, and related expenses including reasonable counsel fees and expenses, incurred by such Indemnified Person arising out of any claim, litigation, investigation or proceeding (whether or not such Indemnified Person is a party thereto) relating to any Loans made to such Borrower and all other transactions, services or matters that are the subject of the Loan Documents; provided, however, that such indemnity shall not apply to any such losses, claims, damages, or liabilities or related expenses determined by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Indemnified Person. All amounts due hereunder shall be payable on demand and shall constitute Obligations of the applicable Borrower hereunder.

8.4 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

8.5 CONSENT TO JURISDICTION. Each Party (and each subsidiary of a Party which becomes a Lender or Borrower) further agrees to service of process in any such suit being made upon such Person by mail at the address specified for notices in Section 8.8 hereof.

8.6 ADDITIONAL DOCUMENTATION. A Borrower, at its own expense, shall do, make, execute and deliver all such additional and further acts, deeds, assurances, documents, instruments and certificates as the applicable Lender may reasonably request in order to carry out the terms and provisions of this Agreement and the other Loan Documents.

8.7 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents and all obligations of a Borrower hereunder and thereunder shall be binding upon the successors and permitted assigns of such Borrower, and shall, together with the rights and remedies of the applicable Lender hereunder, inure to the benefit of such Lender, any future holder of this Agreement or any other Loan Document and their respective successors and assigns; provided, however, a Borrower may not transfer or assign its rights or obligations hereunder or thereunder without the express written consent of the applicable Lender, and any purported transfer or assignment by such Borrower without the applicable Lender’s written consent shall be null and void. A Lender may assign, transfer, participate or endorse its rights under this Agreement or any of the other Loan Documents without the consent or approval of any Borrower, and all such rights shall inure to such Lender’s successors and assigns. No sales of participations, other sales, assignments, transfers, endorsements or other dispositions of any rights hereunder or thereunder or any portion hereof or thereof or interest herein or therein shall in any manner affect the obligations of any Borrower under this Agreement or the other Loan Documents. Each Borrower agrees, in connection with any such assignment, to execute and deliver such additional documents or agreements, including new Notes, as may be reasonably requested.

8.8 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement and the other Loan Documents or by law shall be delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, telex or facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of mailing, when receipted for, in the case of overnight delivery, on the next business day after delivery to the courier, and in the case of telex and facsimile transmission, the next business day after upon transmittal. Receipt of notices pursuant to this Agreement shall be deemed to have occurred on the earlier of (a) the date of actual receipt, and (b) the date that notice is deemed received pursuant to the first sentence of this Section 8.8. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be delivered to the following addresses:

If to BGC (or any subsidiary of BGC):

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Telephone: (212) 829-4829

Telecopy: (212) 829-4708

If to Newmark (or any subsidiary of Newmark):

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Telephone: (212) 294-7927

Telecopy: (312) 276-8715

8.9 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.

8.10 NO WAIVER BY LENDER, ETC. A Lender shall not be deemed to have waived any of its rights upon or under the applicable Obligations unless such waiver shall be in writing in accordance with Section 7.2 hereof. No delay or omission on the part of a Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of a Lender with respect to the applicable Obligations, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as a Lender deems expedient.

8.11 WAIVERS. Each Borrower, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, protest, presentment, notice of acceptance of this Agreement or any other Loan Document, notice of loans made, credit extended or other action taken in reliance hereon and all other demands and notices of any description. With respect to the applicable Obligations, each Borrower assents to any extension or postponement of the time of payment or any other indulgence, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payment thereon and the settlement, compromising or adjusting of any thereof, all in such manner and at such time or times as a Lender may deem advisable. Each Borrower further waives any and all other suretyship defenses.

8.12 SUBSIDIARIES. By requesting or making a Loan, any subsidiary of a Party which requests or makes a Loan as contemplated hereby shall be deemed to have agreed to be bound by this Agreement as a Borrower or Lender, as applicable, and to have agreed that all of the terms and provisions hereof shall apply to such Loan.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as an instrument under seal as of the date first set forth above.

BGC:	BGC PARTNERS, INC.

	By:	/s/ Steve McMurray
Printed Name: Steve McMurray Title: Chief Financial Officer

NEWMARK:	NEWMARK GROUP, INC.

	By:	/s/ Michael Rispoli
Printed Name: Michael Rispoli Title: Chief Financial Officer

[Signature Page to Revolving Credit Agreement, dated as of December 13, 2017, by and between BGC

Partners, Inc. and Newmark Group, Inc.]

EXHIBIT A

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

            , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                     or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Revolving Credit Agreement, dated as of December 13, 2017 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the BGC PARTNERS, INC., a Delaware corporation (“BGC”), and NEWMARK GROUP, INC., a Delaware corporation (“Newmark”).

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in immediately available funds as directed by the Lender. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[applicable Borrower]

By:
Name:
Title:

Date	Principal Amount Loaned	Principal Amount Repaid	Total Unpaid Outstanding Principal Amount	Notation Made By
, 2017